Exhibit 10.1

CREDIT AGREEMENT

by and between

FitLife Brands, Inc.

and

Mutual of Omaha Bank

Dated

as of

September 24, 2019

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") dated as of September 24, 2019, is entered into by and between FitLife Brands, Inc., a Nevada Corporation (“Borrower”) and Mutual of Omaha Bank ("Bank"). In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable” means all of Borrower’s “Accounts”, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to Borrower arising out of the sale or lease of goods or rendition of services by such Borrower on an open account or deferred payment basis.

"Accounts Receivable Debtor" means a Person obligated to pay Borrower the amount of any Accounts Receivable.

"Advances" means loans made pursuant to the Revolving Line of Credit under Section 2.01.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person, or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower or any of their Subsidiaries.

"Agreement" has the meaning specified in the introduction hereto.

“Bank’s Office” means Bank's address and, as appropriate, account as set forth in Section 7.02, or such other address or account as Bank may from time to time notify to Borrower.

"Borrower" has the meaning specified in the introduction hereto.

"Borrowing Base" means:

(a)           Seventy-five percent (75%) of Eligible Accounts Receivable; plus

(b)         Fifty percent (50%) of Inventory. For purposes of this calculation, Inventory shall be the lesser of (i) fifty percent (50%) of Eligible Accounts Receivable or (ii) fifty percent (50%) of the maximum amount of the Revolving Line of Credit.

"Borrowing Base Certificate" means the certificate in the form of Exhibit A hereto, properly completed and duly executed by any authorized officer of Borrower, who is authorized to deliver the Borrowing Base Certificate on behalf of Borrower.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of Nebraska, or are in fact closed in, the state where Bank's Office is located and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

"Closing Date" means September 24, 2019.

"Collateral" means the property in which Liens or security interests have been granted pursuant to the Security Agreement and any other Collateral, now or hereafter, executed by Borrower.

"Compliance Certificate" means a certificate, in substantially the form attached hereto as Exhibit B, properly completed and executed by the chief financial officer of Borrower.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Debt Service" means the amount of cash required to make payments on the principal and interest on all Indebtedness of Borrower.

"Default Rate" has the meaning specified in Section 2.04(c).

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Distribution" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

"EBITDA" means for any period, the sum of the following determined in accordance with GAAP, (a) net income plus (b) the following to the extent deducted in calculating such net income (without duplication): (i) interest expense, (ii) any provision for federal, state, local and foreign income taxes payable, and (iii) depreciation and amortization expense.

“Eligible Accounts Receivable” means Accounts Receivable, which meet the following requirements:

(a)
it is not represented by a promissory note, any chattel paper or any other instrument and is not payable on an installment basis;

(b)
it arises in the ordinary course of Borrower’s business and is genuine and in all respects what it purports to be;

(c)
it arises from the providing of services by Borrower or the sale of goods by Borrower, which goods comply with such Account Receivable Debtor’s specifications (if any) and have been delivered to and accepted by, such Account Receivable Debtor and Borrower has possession of shipping and delivery receipts evidencing such shipment;

(d)
it is evidenced by an invoice rendered to the Account Receivable Debtor with respect thereto which (A) is dated not earlier than the date of shipment or delivery, (B) has payment terms not unacceptable to Bank in its reasonable credit judgment exercised in a manner consistent with Bank's normal credit practices; (C) which does not provide for a payment more than ninety (90) days after the invoice date; (D) is not unpaid on the date that is thirty (30) days after the due date set forth in the invoice evidencing the Accounts Receivable, provided, however, that Accounts Receivable evidenced by invoices stating that payment is "Due Upon Receipt" shall be deemed for purposes of determining eligibility to have a due date based on the historical payment experience with respect to such Account Receivable Debtor provided that the payment experience can reasonably be determined and the payment terms are not in excess of 90 days after receipt of invoice by such Account Receivable Debtor and (E) contains a legend in form and substance acceptable to Bank directing the Account Receivable Debtor to pay the amount due under the invoice directly to Bank in the event of Default by Debtor;

(e)
it is subject to a first priority security interest in favor of Bank and is not subject to any assignment, claim or Lien;

(f)
it is a valid, legally enforceable and unconditional obligation of the Accounts Receivable Debtor with respect thereto, and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoices shown in the original schedule or Borrowing Base Certificate furnished to Bank identifying or including such Accounts Receivable) or adjustment by the Accounts Receivable Debtor with respect thereto, or to any claim by such Accounts Receivable Debtor denying liability thereunder in whole or in part;

(g)
there are not proceedings or actions which are then threatened or pending against the Accounts Receivable Debtor with respect thereto or to which such Accounts Receivable Debtor is a party which are likely to result in any material adverse change in such Accounts Receivable Debtor’s financial condition or in its ability to pay any Accounts Receivable in full when due;

(h)
it does not arise out of a contract which, by its terms, forbids, restricts or makes void or unenforceable the assignment by Borrower to Bank of the Accounts Receivable arising with respect thereto;

(i)
the Accounts Receivable Debtor with respect thereto is not a Subsidiary or Affiliate of Borrower, or a director, officer, employee or agent of Borrower or a Subsidiary or Affiliate of Borrower;

(j)
the Accounts Receivable Debtor with respect thereto is a resident or citizen of, and is located within, the United States of America, Jamaica, Bahamas or Trinidad, unless the sale of goods giving rise to the Accounts Receivable is on letter of credit, banker’s acceptance or other credit support terms satisfactory to Bank;

(k)
it is not an Accounts Receivable arising from a “sale on approval”, “sale or return” or “consignment”, or subject to any other repurchase or return agreement;

(l)
it is not an Accounts Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or any Subsidiary (or by any agent or custodian of Borrower or any Subsidiary) for the account of or subject to further and/or future direction from the Accounts Receivable thereof;

(m)
it is not an Accounts Receivable which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Loan Document relating directly or indirectly to Accounts Receivable;

(n)
if the Accounts Receivable Debtor is the United States of America or any state or local governmental entity, or any department, agency or instrumentality thereof, Borrower has assigned its rights to payment of such Accounts Receivable to Bank, pursuant to the Assignment of Claims Act of 1940, as amended, or pursuant to any similar state or local law, regulation or requirement;

(o)
it is not owing by an Accounts Receivable Debtor with respect to which twenty-five percent (25%) or more of the aggregate Accounts Receivable owing by such Accounts Receivable Debtor to Borrower are not Eligible Accounts Receivable for any reason; and

(p)
if Bank, in its reasonable credit judgment exercised in a manner consistent with Bank's normal credit practices, has established a credit limit for an Accounts Receivable, the aggregate dollar amount of Accounts Receivable due from such Accounts Receivable Debtor, including such Accounts Receivable, does not exceed such credit limit.

Accounts Receivable which have not been paid in full within ninety (90) days from the invoice date will be ineligible. The entire balance of any Account Receivable of any single Accounts Receivable Debtor will be ineligible whenever the portion of the Account Receivable which has not been paid within ninety (90) days from the invoice date is in excess of twenty-five percent (25%) of the total amount outstanding on the Account.

Bank further reserves the right, in its reasonable credit judgment exercised in a manner consistent with Bank's normal credit practices, from time to time hereafter upon ten (10) days prior written notice to Borrower, to designate specific ineligible Accounts Receivable; provided, that such designation shall be immediately effective upon the occurrence of an Event of Default or if an Event of Default is in existence at the time of such designation.

"Eligible Pre-Sold Inventory" means Inventory in transit subject to a Forward Priced Contract and for which Borrower has provided to Bank such documents or information as requested by Bank.

"Environmental Laws" means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Events of Default" has the meaning specified in Section 6.01.

"Fixed Charge Coverage Ratio" means (a) the ratio of EBITDA plus all rental and lease expenses of Borrower less all unfinanced capital expenditures of Borrower less all Distributions made by Borrower less all cash taxes paid by Borrower, to (b) Borrower's Debt Service plus all rental and lease expenses of Borrower, as calculated by Bank.

"Forward Priced Contract" means a contract between Borrower and any Person for the purchase of Inventory by Borrower for which the price to be paid by Borrower has been established and which Inventory has been contracted to be sold by Borrower to another Person.

"GAAP" means generally accepted accounting principles.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Indebtedness" means, as to any Person at a particular time, all of the following, (without duplication) whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, letters of credit or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           capital leases; and

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

"Interest Period" means with respect to each Advance, the period commencing on the date such Advance is established, and ending on the numerically corresponding day in the first calendar month thereafter, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing, (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) any Interest Period which would otherwise extend beyond any Termination Date shall end on any Termination Date.

“Inventory” means any and all of Borrower’s goods (including, without limitation goods in transit) wheresoever located, which are held for sale and are in salable condition, the sale of which will give rise to an Accounts Receivable and which are not returned to and/or repossessed and/or stopped in transit by Borrower.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"LIBOR Margin" means 2.75% per annum.

"LIBOR Rate" for any Advance and any Interest Period therefor, means an interest rate per annum equal at all times during such Interest Period to the quotient of (i) the rate per annum conclusively determined by Bank for such Interest Period at which deposits in U.S. dollars in immediately available funds are offered, which appearing on Bloomberg L.P. (the "Service") Page BBAM1 (Official BBA USD Dollar LIBOR Fixings) (or any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the relevant Advance in the London interbank market) as of 11:00 A.M. (London time) on the first Business Day of such Interest Period, for delivery on the first day of such Interest Period in an amount equal to the principal amount of the Advance outstanding on the first day of such Interest Period for a period equal to such Interest Period divided by (ii) the remainder of one (1) minus the applicable LIBOR Reserve Percentage.

"LIBOR Reserve Percentage" means, with respect to each Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto), for determining the maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D of the Board of Governors of the Federal Reserve System or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan Documents" means this Agreement, the Note, the Security Agreement, and all other agreements, documents, instruments, and certificates of Borrower delivered to, or in favor of, Bank under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Advances by Bank hereunder.

"Loan Obligations" means all obligations, indebtedness, and liabilities of Borrower, to Bank arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including attorneys' fees and expenses) provided for in the Loan Documents.

“Material Adverse Effect” means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), of the business assets, operations, or property of Borrower or (iii) materially impairs or would reasonably be expected to materially impair the ability of Borrower to perform the obligations under the Loan Documents.

"Maximum Rate" has the meaning specified in Section 2.04(a).

"Non-Excluded Taxes" has the meaning specified in Section 2.09.

"Note" means a promissory note executed by Borrower in a form as provided by Bank.

"Obligations" means all Loan Obligations.

"Ordinary Trade Payable Dispute" means trade accounts payable, in an aggregate amount not in excess of $200,000 with respect to Borrower, with respect to which (a) there exists a bona fide dispute between Borrower and the vendor, (b) Borrower is contesting the same in good faith by appropriate proceedings, and (c) Borrower has established appropriate reserves on its financial statements.

"Organizational Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Outstanding Credit" means, at any time of determination, the sum of the aggregate amount of Advances pursuant to the Revolving Line of Credit then outstanding.

"Permitted Encumbrances" means the items listed in Section 5.02(a)(i) through (x).

"Person" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

"Request for Advance" has the meaning specified in Section 2.02(a)(i).

"Revolving Line of Credit" means $2,500,000.00.

"Security Agreement" means a security agreement, in a form as provided by Bank.

"Service" has the meaning specified in the definition of LIBOR Rate.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Subordinated Debt" means any Indebtedness subordinated in form and substance acceptable to Bank.

Subordination Agreement" means an agreement in form and substance acceptable to Bank between Bank and the holder of any Subordinated Debt.

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.

"Termination Date" means September 23, 2020 or the date of the termination in whole of the Revolving Line of Credit pursuant to Section 6.02.

Section 1.02 Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by Borrower with its obligations under this Agreement, Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03 Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

Article II.
AMOUNTS AND TERMS OF THE REVOLVING LINE OF CREDIT

Section 2.01 The Revolving Line of Credit. Bank agrees, on the terms and conditions hereinafter set forth, to extend a Revolving Line of Credit to Borrower from time to time during the period from the Closing Date to and including the Termination Date (this and certain other capitalized terms are defined in Section 1.01) by making loans to Borrower on a revolving basis from time to time provided, however, at no time shall the Outstanding Credit exceed the lesser of the Borrowing Base as reflected on the most recent Borrowing Base Certificate, or the Revolving Line of Credit. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, prepay, and reborrow hereunder the amount of the Revolving Line of Credit under this Section 2.01.

Section 2.02 Making Advances Pursuant to the Revolving Line of Credit.

(a) Advances Pursuant to the Revolving Line of Credit.

(i) Advances. Each Advance under the Revolving Line of Credit shall be made, to the extent that Bank is so obligated under Section 2.01, on notice from Borrower (a "Request for Advance") to Bank delivered before 12:00 P.M. Central Daylight Time ("CDT") on a Business Day prior to the date of such Advance, specifying the amount of such Advance, and the Interest Period therefor; provided that, no Advances shall be established while an Event of Default exists or if the interest rate for such Advances would exceed the Maximum Rate. Any Request for Advance received after 12:00 P.M. CDT shall be deemed to have been received and be effective on the next Business Day. The amount of such Advance shall, subject to the terms and conditions of this Agreement, be made available to Borrower as set forth in the Request for Advance by (i) depositing the same, in same day funds, in an account of Borrower maintained with Bank or (ii) wire transferring such funds to the Person or Persons designated in the Request for Advance. Each Request for Advance will be accompanied by a most recently reviewed Borrowing Base Certificate.

(b) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on Borrower and Borrower shall indemnify Bank against any loss or expense any one of them may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in Article III), including, without limitation, any loss (including loss of anticipated profits) or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c) Use of Proceeds. The proceeds of the Advances shall be used by Borrower to finance its working capital requirements.

Section 2.03 Note; Repayment of Principal.

(a) Advances. The Advances shall be evidenced by the Note, delivered to Bank pursuant to Article II, in the amount of its Revolving Line of Credit. Borrower shall repay to Bank the aggregate unpaid principal amount of all Advances on the Termination Date.

Section 2.04 Pricing.

(a) Advances. Borrower shall pay interest on the unpaid principal amount of the Advances during the period from the date of each Advance until the date due at a fluctuating rate per annum equal to the LIBOR Rate applicable thereto, plus the LIBOR Margin; provided, however, that in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the "Maximum Rate"). In the event that Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, or (ii) there ceases to be any published LIBOR Rate, then Bank shall give telephonic notice thereof (confirmed in writing) to Borrower, in which event any Advance bearing interest at the LIBOR Rate shall thereupon immediately accrue interest at the SOFR.

(b) Payment of Interest. Borrower shall pay accrued and unpaid interest the last day of each calendar month and on the Termination Date.

(c) Default Interest. Upon the occurrence of an Event of Default, at the option of Bank exercised by delivering a written notice to Borrower, all principal and, to the extent permitted by applicable law, interest, fees and other amounts owing hereunder, shall bear interest, from the date of Borrower's receipt of such notice, until the date Bank, in writing, acknowledge that such Event of Default is waived or cured or all Obligations are paid in full, at the Default Rate. The term "Default Rate", as used herein, means the lesser of (i) the Maximum Rate, or (ii) the rate per annum which shall from day-to-day be equal to five percent (5%) in excess of the sum of the LIBOR Rate plus the LIBOR Margin. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

(d) Fees. Borrower agrees to pay to Bank in arrears at the end of each calendar quarter and on the Termination Date an annual fee (payable in quarterly installments) on the unused portion of the Revolving Line of Credit equal to 0.15 percent (as calculated on an annual basis from the date hereof), with the unused portion of the Revolving Line of Credit calculated as the difference between the Revolving Line of Credit and the average daily outstanding amount of the Advances.

Section 2.05 Mandatory Prepayments or Collateralization; Optional Prepayments.

(a) Borrower shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Advances in the amount, if any, by which the Outstanding Credit on the date of prepayment under this Section 2.05(a) exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to Bank additional collateral acceptable to Bank, in Bank's sole discretion, and deliver all documentation that Bank, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that the Borrowing Base plus the value assigned by Bank, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Credit.

(b) Borrower may, by notice to Bank, prepay the outstanding amount of the Advance in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

Section 2.06 Increased Costs.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall result in any increase in the cost to Bank of making, funding or maintaining any Advance, then Borrower shall, from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to indemnify Bank against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank and Bank determines that the amount of such capital, is increased by or based upon the existence of Bank's commitment to extend credit hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall, jointly, severally and immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank's commitment to extend credit hereunder. A certificate as to such amounts, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 2.07 Changes in Law Rendering Certain Advances Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of Bank should raise a substantial question as to whether it is) unlawful for Bank to make, maintain or fund Advances, then (a) Bank shall promptly notify each of the other parties hereto, and (b) the obligation of Bank to make Advances of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness.

Section 2.08 Payments and Computations.

(a) Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by Borrower under the Loan Documents shall be made to Bank for the account of the party entitled thereto in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 3:00 P.M. CDT on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower shall, at the time of making each such payment, specify to Bank the sums payable under the Loan Documents to which such payment is to be applied and in the event that Borrower fails to so specify or if an Event of Default exists, Bank may apply such payment and any proceeds of any Collateral first to the Obligations then due and payable and then to all other outstanding Obligations in such order and manner as it may elect in its sole discretion. Each payment received by Bank under any Loan Document for the account of Bank shall be paid to Bank by 3:00 P.M. CDT on the date the payment is deemed made to Bank in immediately available funds, for the account of Bank’s Office, if any. Borrower hereby authorizes Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of Borrower with Bank any amount so due.

(b) Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(c) Proceeds of Collateral. All proceeds received by Bank from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of Bank hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys' fees and expenses actually incurred, to the extent set forth in Section 7.04) owing to Bank in its capacity as Bank only and then any remaining amount of such proceeds shall be distributed unpaid amounts of Obligations in such order as determined by Bank.

After all the Obligations, other than indemnification obligations, which survive the termination of the Revolving Line of Credit has been paid and satisfied in full and the Revolving Line of Credit terminated, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by Borrower or as otherwise determined by applicable law or applicable court order.

(d) Computations. All computations of interest accrued at the LIBOR Rate (but not the Maximum Rate) hereunder and under the Note and the fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed, and all computations of interest accrued at the Maximum Rate shall be based upon a year with 365 or 366 days, as appropriate.

Section 2.09 Withholding Taxes. All payments by Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by any Governmental Authority through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of a Bank) (all such taxes, duties or other charges, giving effect to the taxes excluded pursuant to the foregoing parenthetical herein the "Non-Excluded Taxes"). If any Non-Excluded Taxes are so levied or imposed, Borrower shall, make additional payments in such amounts so that every net payment of amounts payable by them under any Loan Document, after withholding or deduction for or on account of any Non-Excluded Taxes, will be equal to the amount provided for herein or therein; provided that Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to Bank to the extent that such Non-Excluded Taxes (i) are levied or imposed by reason of the failure or inability of Bank to comply with the provisions of Section 2.10, or (ii) are United States withholding taxes imposed (or branch profits taxes imposed in lieu thereof) on amounts payable to Bank at the time Bank becomes a party to the Loan Documents, except to the extent that Bank's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.09. Borrower shall furnish promptly to Bank for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.

Section 2.10 Maximum Amount Limitation. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Note or any of the Obligations, or ever be required to pay interest on the Note or any of the Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, the Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, the Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Obligations to Bank under this Agreement, the Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Bank under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Bank, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Note, and any renewals thereof all interest at any time contracted for, charged or received by Bank in connection therewith. This Section 2.10 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.10 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.11 Bank Records. All Advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Bank in accordance with its usual practice in an account or accounts evidencing such Advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Note, the entries made in such account or accounts, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of all Advances and all payments or prepayments made thereunder on account of principal or interest.

Article III.
CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Advance. The effectiveness of this Agreement and obligations of Bank to make Advances are subject to the condition precedent that Bank shall have received all the following, in form and substance satisfactory to Bank:

(a) This Agreement, duly executed by Borrower and Bank.

(b) The Note, duly executed by Borrower.

(c) The Security Agreement duly executed by Borrower.

(d) Copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement).

(e) Evidence that all other actions necessary or, in the opinion of Bank, desirable to enable Bank to perfect and protect the security interests created by the Security Agreement have been taken.

(f) The Organizational Documents.

(g) such certificates of resolutions or other action, incumbency certificates and/or other certificates of the officers of Borrower as Bank may require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer in connection with this Agreement and the other Loan Documents to which Borrower is a party;

(h) such documents and certificates as Bank may reasonably require to evidence that Borrower is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(i) Evidence that the costs and expenses (including, without limitation, attorneys’ fees) referred to in Section 7.04(a), to the extent incurred and invoiced, shall have been (or will be simultaneously with the initial Advance hereunder) paid in full.

(j) A satisfactory review by Bank of any pending litigation relating to Borrower.

Section 3.02 Conditions Precedent to All Advances. The effectiveness of this Agreement, the obligation of Bank to make each Advance shall be subject to the further conditions precedent that on the Closing Date (with respect to the effectiveness of this Agreement only) or on the date of such Advance:

(a) the following statements shall be true (and the receipt by Borrower of the proceeds of such Advance shall be deemed to constitute a representation and warranty by Borrower that such statements are true on such date):

(i) The representations and warranties contained in Section 4.01 of this Agreement and in the Security Agreement are correct in all material respects, except as to charges occurring after the date of this Agreement caused by events, actions or transactions permitted under this Agreement;

(ii) No event has occurred and is continuing, or would result from this Agreement, such Advance, which constitutes an Event of Default (as defined in Section 6.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

(iii) In the case of an Advance, after giving effect thereto, the aggregate Advances do not exceed the Borrowing Base on such date; and

(b) Bank shall have received a completed Borrowing Base Certificate and such other approvals, opinions or documents as Bank may reasonably request.

(c)     Borrower shall have established an operating deposit account with Bank and shall use Banks' ACH treasury management service with respect to such account.

Article IV.
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement and, except as set forth on Schedule 4.01(a), is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its financial condition or operations. Borrower has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party. Borrower's Subsidiaries are listed on Schedule 4.01(a).

(b) The Loan Documents. The execution, delivery and performance by Borrower of each Loan Document to which it is a party are within Borrower's powers, have been duly authorized by all necessary action, do not contravene (i) Borrower's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting Borrower, and do not result in or require the creation of any Lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Borrower of any Loan Documents, except for such approvals and consents which have been made or obtained.

(d) Enforceability. This Agreement is, and each other Loan Document to which Borrower is a party when delivered will be, legal, valid and binding obligations of the applicable Borrower enforceable against Borrower in accordance with their respective terms.

(e) Financial Condition and Operations. The balance sheets of Borrower as of June 30, 2019, and the related statements of income and, with respect to the period ended June 30, 2019, the related statement of cash flow of Borrower for the fiscal period then ended, copies of which have been furnished to Bank, fairly present in all material respects the financial condition of Borrower as at such date and the results of the operations of Borrower for the period ended on such dates, all in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and subject to normal year-end audit adjustments, and since June 30, 2019, there has been no material adverse change in such condition or operations.

(f) Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting Borrower or any of the other transaction contemplated hereby before any court, governmental agency or arbitrator, which reasonably would be expected to have a Material Adverse Effect. As of the Closing Date there are no outstanding judgments against Borrower.

(g) Use of Proceeds of Advances, etc. (i) No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934; (ii) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Liens. There is no Lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of Borrower, which secures Indebtedness of any Person, except for Permitted Encumbrances.

(i) Solvency. As of and from and after the date of this Agreement, Borrower: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

(j) Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. Borrower's chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for Borrower on Schedule 4.01(j). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(j) also sets forth all other places where Borrower keeps its books and records and all other locations where Borrower has a place of business. Borrower does not do business nor has Borrower done business during the past five (5) years under any trade-name or fictitious business name. There are no predecessor companies of Borrower. For purposes of the foregoing, a "predecessor company" shall mean, with respect to Borrower, any Person whose assets or equity interests are acquired by Borrower or who was merged with or into Borrower within the last four months prior to the date hereof. Borrower's United States Federal Income Tax I.D. Number is identified on Schedule 4.01(j).

(k) Disclosure. All factual information furnished by or on behalf of Borrower in writing to Bank (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrower to Bank, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(l) Operation of Business. Borrower possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted except those that the failure to so possess would not reasonably be expected to have a Material Adverse Effect and Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect.

(m) Investment Company Act. Borrower is not required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(n) Environmental Compliance. Borrower, except as set forth in Schedule 4.01(n), is in material compliance with all applicable Environmental Laws.

(o) No Default. Borrower is not in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(p) Ownership of Property; Liens. Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property and intellectual property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower is subject to no Liens, other than Liens permitted by Section 5.02(a).

(q) Absence of Undisclosed Liabilities. Except as stated or adequately reserved against in the financial statements of Borrower, or incurred as a result of or arising out of the transactions contemplated under the Loan Documents, Borrower has no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that has had or would reasonably be expected to have a Material Adverse Effect.

(r) Taxes. Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

Article V.
COVENANTS OF BORROWER

Section 5.01 Affirmative Covenants. So long as any Obligations remain unpaid or Bank shall have any commitment hereunder, Borrower will, unless Bank shall otherwise consent in writing:

(a) Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all employee benefit and Environmental Laws, and (ii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

(b) Visitation Rights; Field Examination. At any reasonable time and from time to time and at least once by July 1 of every year, permit Bank or any agents or representatives thereof (such agents or representatives may or may not, at the sole discretion of Bank and may or may not, at the sole discretion of Bank, include employees of Bank) to examine and make copies of and abstracts from the records, books and accounts of, and visit the properties of, and conduct unannounced field examinations and collateral inspections at least annually at the expense of Borrower and to discuss the affairs, finances and accounts of Borrower with any of their respective officers or directors; provided, however, Borrower shall pay for the cost of one (1) field examination per year, and all visits and inspections upon and during the occurrence of an Event of Default shall be at the expense of Borrower. In addition to the foregoing, at any reasonable time and from time to time, Borrower also shall permit Bank or any agents or representatives thereof, at the expense of Bank, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances and accounts of Borrower with any of their respective officers or directors.

(c) Reporting Requirements. Furnish to Bank:

(i) as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year of Borrower, a copy of the audited financial statements (including balance sheet, statements of income and cash flows, all accompanying notes thereto and any management letter) for such year for Borrower, certified, without qualification, by independent public accountants acceptable to Bank;

(ii) as soon as available and in any event within 45 days after the end of each quarter, a copy of financial statements of Borrower, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, signed by the chief financial officer of Borrower;

(iii) with the submission of the financial statements required under Section 5.01(c)(i) and (ii), a Compliance Certificate which (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence and (B) certifies to Bank Borrower's compliance with, each of the covenants set forth in the Compliance Certificate;

(iv) as soon as available and in any event within thirty (30) days after the end of each month (or at such other times or with such greater frequency as is requested by Bank), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month calculated, together with an aging of accounts receivable and accounts payable, inventory reports and all documents deemed necessary by Bank;

(v) promptly upon Bank's request therefor, copies of all reports and notices which Borrower or any of its Subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Borrower or any Subsidiary receives from such Corporation;

(vi) promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(vii) promptly after the receipt thereof, a copy of any management letters or written reports submitted to Borrower by its independent certified public accountants with respect to the business, financial condition or operation of Borrower; and

(viii) such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its respective Subsidiaries as Bank may from time to time reasonably request.

(d)           Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which Borrower operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries to maintain workers' compensation insurance, business interruption insurance, property insurance and commercial general liability insurance reasonably satisfactory to Bank. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement.

(e)           Keeping Books and Records. Maintain and cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities.

(f)           Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1 as tested quarterly on a trailing twelve-month basis, starting December 31, 2019.

Section ..02 Negative Covenants. So long as any Obligations remain unpaid or Bank shall have any commitment hereunder, Borrower will not, without the written consent of Bank:

(a) Liens.          Create, incur, assume or suffer to exist, any Lien upon any of its property, whether now owned or hereafter acquired, other than the following:

(i)           Liens in favor of Bank;

(ii)           Liens existing on the date hereof and listed on Schedule 5.02(a) hereto and any renewals or extensions or refinancings or refundings thereof, provided that the property covered thereby is not increased and any renewal or extension or refinancings or refundings of the obligations secured or benefited thereby is permitted hereunder;

(iii)           Liens (a) for taxes not yet due and payable, or (b) which are being contested in good faith and by appropriate proceedings diligently conducted and if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens: (a) arising in the ordinary course of business which are not overdue for a period of more than 30 days, or (b) which are being contested in good faith and by appropriate proceedings diligently conducted and if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(vi)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(viii)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(h) or securing appeal or other surety bonds relating to such judgments;

(ix)           Liens securing Indebtedness permitted under Section 5.02(c); provided that (a) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (b) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(x)           Liens existing on assets of other Persons at the time of acquisition of such other Persons or of such assets by Borrower or a Subsidiary.

(b) Investments. Make any Investments, except:

(i)           Investments held by Borrower in the form of cash equivalents or short-term marketable debt securities;

(ii)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(iii)           Other Investments not to exceed in the aggregate $100,000; provided, however, that the Bank may approve any Investment exceeding $100,000; and

(iv)           Those Investments, if any, described on Schedule 5.02(b).

(c) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(i)           Indebtedness under the Loan Documents;

(ii)           Indebtedness outstanding on the date hereof and listed on Schedule 5.02(c) hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(iii)           Indebtedness in respect to capital leases and purchase money obligations for fixed assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000;

(iv)           Indebtedness secured by Liens permitted under Section 5.02(a) (provided that the amount of such Indebtedness does not exceed the value of the property or interests subject to such Liens);

(v)           Indebtedness payable to trade creditors incurred in the ordinary course of business;

(vi)           endorsement of items for deposit or collection of checks or other commercial paper required in the ordinary course of business; and

(vii)           Subordinated Debt that shall not exceed $100,000.

(d) Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

(e) Corporate Changes.

(i)           Change its jurisdiction of organization and/or organization and/or organizational identification number (if any), change its corporate name; or

(ii)           Without thirty (30) days prior written notice to Bank:

(a)           change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral;

(b)           engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof; and

(c)           change its fiscal year.

(f) Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(i)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)           Dispositions (a) of inventory in the ordinary course of business and (b) in the nature of payments for property or services used or acquired by Borrower as otherwise not prohibited hereunder;

(iii)           Dispositions of equipment to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property, or (b) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and provided, however, that any Disposition pursuant to this section shall be for fair market value.

(g) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Affiliate as would be obtainable by Borrower or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

(h) Margin Regulations. Use the proceeds of the Advances, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(i) Distributions. Upon and during the occurrence of any Event of Default, declare or pay any Distribution, or permit to purchase or otherwise acquire for value any stock or interest of Borrower, provided, however, Borrower may declare and pay Distributions payable in common stock or preferred stock.

(j) Subsidiary. Form any Subsidiary or Affiliate of any Person, except for the Subsidiaries of Borrower listed on Schedule 4.01(a).

Article VI.
EVENTS OF DEFAULT AND REMEDIES

Section 6.01 Events of Default. Each of the following events shall be an "Event of Default":

(a) Borrower shall fail to pay any principal amount payable hereunder or under the other Loan Documents when due; or

(b) Borrower shall fail to pay any other amount payable hereunder, including interest, or under the other Loan Documents within three (3) days following the due date therefor; or

(c) Any representation or warranty made by Borrower (or any of its partners or officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made and as a result would have a Material Adverse Effect; or

(d) Borrower shall fail to deliver the financial statements, Compliance Certificate or Borrowing Base Certificate under Section 5.01(c) within 5 days of the date due; or

(e)
Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (e) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to Borrower by Bank, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(f)
Borrower shall fail to pay any Indebtedness (either in any individual case or in the aggregate) (excluding Indebtedness evidenced by the Note and excluding Ordinary Trade Payable Disputes), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g)
Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (g), provided, however, that the commencement by or against Borrower of any of the foregoing proceedings shall not cause an Event of Default so long as: (i) such proceeding does not result in the dissolution of Borrower; and (ii) Bank is provided with a substitute guaranty or collateral for the guaranty from such individual that is acceptable to Bank acting in good faith within thirty (30) days from the commencement of such proceeding; or

(h)
Any one or more judgment(s) or order(s) for the payment of money in excess of $100,000 in excess of valid insurance coverage therefor, in the aggregate shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)
Any material provision of any Loan Document shall for any reason cease to be valid and binding on Borrower or Borrower shall so state in writing; or

(j)
The Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid security interest in any of the property purported to be covered thereby; or

Section 6.02 Remedies. Upon the occurrence of an Event of Default, Bank:

(a) may, by notice to Borrower, declare the obligation of Bank to make Advances to be terminated or suspended, whereupon the same shall forthwith terminate or suspend;

(b) may, by notice to Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of Bank to make Advances shall automatically be terminated and (y) the Note, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower;

(c) may exercise all other rights and remedies afforded to Bank under the Loan Documents or by applicable law or equity.

Article VII.
MISCELLANEOUS

Section 7.01 Amendments, etc. No amendment or waiver of any provision of any Loan Document to which Borrower is a party, nor any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Bank and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02 Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered, if to Borrower, at its address at 5214 S. 136th Street, Omaha, NE 68137; and if to Bank, at its address or addresses, at 3333 Farnam Street, Omaha, NE 68131; as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telegraphed, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices to Bank pursuant to the provisions of Article I shall not be effective until received by Bank.

Section 7.03 No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04 Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses actually incurred in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank (who may be in-house counsel), actually incurred and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Bank as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses actually incurred) for Bank in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings (but with respect to Bank, only to the extent that such costs and expenses incurred are not duplicative of those incurred by Bank). In addition, Borrower agrees, to pay on demand the expenses described in Section 5.01(b). In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 7.05 Right of Set-off. Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the Loan Obligations, irrespective of whether or not Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. Bank, as the case may be, agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

Section 7.06 Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 7.07 Binding Effect; Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of Bank.

(b) Bank shall have the right at any time, without the consent of Borrower or any other party, to assign, negotiate, hypothecate, or otherwise transfer all or any portion of its rights in this Agreement or in its Revolving Line of Credit, Note, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to either one or more of its Affiliates which is a commercial banking or financial institution or Bank, and in the event of the exercise of such right shall promptly notify Borrower thereof. Furthermore, Bank shall have the right at any time, to assign all or any portion of its rights in this Agreement or in any of its Revolving Line of Credit, Advances, Note, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other commercial, banking or financial institution. Borrower hereby acknowledges and agrees that any assignment or other or arrangement described in this Section 7.07 will give rise to a direct obligation of Borrower to each assignee or additional commercial banking or financial institution, as the case may be, and such party shall be considered a Bank and rely on, and possess all rights under, all opinions, certificates or other instruments delivered under or in connection with this Agreement or any other Loan Document. Borrower shall accord full recognition to any such assignment or other arrangement, and all rights and remedies of Bank in connection with the interest so assigned shall be as fully enforceable by such assignee or additional commercial, banking or financial institution, as they were (a) by the assignor or Bank thereof before such assignment or (b) in the case of an additional commercial, banking or financial institution becoming a Bank under the circumstances described above in this Section 7.07, by a Bank that was a party to this Agreement on the date hereof.

(c) Bank shall have the right at any time, without the consent of Borrower or any other Person, to sell participations in all or any portion of its rights in this Agreement or its Revolving Line of Credit, Advances, Note, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other party; provided, however, that (i) Bank's obligations under the Loan Documents (including, without limitation, its Revolving Line of Credit) shall remain unchanged, (ii) Bank shall remain solely responsible to Borrower for the performance of such obligations, (iii) Bank shall remain the holder of its Note and owner of its participation for all purposes of any Loan Document, (iv) Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under the Loan Documents, and (v) Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under any Loan Document, other than the right to vote upon or consent to (A) any increase of the Revolving Line of Credit subject to such participation, (B) any reduction of the principal amount of, or interest to be paid on, the Advances or other Loan Obligations of Bank subject to such participation, (C) any reduction of any commitment fee, or other amount payable to Bank under any Loan Document, (D) any postponement of any date for the payment of any amount payable in respect of the Advances subject to such participation or other Loan Obligations of Bank, or (E) the release of any Collateral or the release of Borrower from liability arising under the Loan Documents.

(d) In connection with any such proposed assignment, negotiation, hypothecation, granting of a participation or other transfer or arrangement, Bank, may disclose to the proposed assignee, participant or other transferee or institution any information that Borrower is required to deliver to Bank pursuant to this Agreement or the other Loan Documents, and Borrower agrees to cooperate fully with Bank, as the case may be, in providing any such information to any proposed assignee, participant or other transferee or institution.

Section 7.08 Consent to Jurisdiction.

(a) Borrower hereby irrevocably submits to the jurisdiction of any State or Federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Nebraska State court or in such Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 7.08 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of other jurisdictions.

Section 7.09 Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEBRASKA.

Section 7.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11 WAIVER OF JURY TRIAL. BORROWER AND BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.12 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

Section 7.13 Survival. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid and so long as the Revolving Line of Credit has not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, and the Revolving Line of Credit or the termination of this Agreement or any provision hereof.

Section 7.14 Borrowing Base. Bank shall have the right, in sole discretion, to adjust any values or amounts set forth in the Borrowing Base and such adjusted values or amounts will be the values or amounts for the determination of the Borrowing Base. No item shall be included in the Borrowing Base if such item is subject to any Lien, claim or security interest (other than the security interest granted to Bank).

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FITLIFE BRANDS, INC., a Nevada corporation

________________________________________
 Dayton R. Judd, CEO

________________________________________
Susan G. Kinnaman, CFO

MUTUAL OF OMAHA BANK

By: _____________________________________
Name:___________________________________

Title:  ___________________________________